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                                                                EXHIBIT 10.32


                          MARKETING ALLIANCE AGREEMENT

        This Marketing Alliance Marketing Agreement is made and entered into as of July 3, 1996 (the "Effective Date") between INSTANT VIDEO TECHNOLOGIES, INC., a Delaware corporation (hereinafter "IVT") and VYVX, INC., a Delaware corporation (hereinafter "Vyvx"), with reference to the following facts:

        A. IVT is engaged in the design, development and licensing of interactive network technologies including certain software related to the faster-than-real-time transmission of audio and video programming generally referred to by IVT as Burstware(TM) ("Burstware");

        B. Vyvx is a developer and provider of network services to various companies throughout the United States and is currently developing an Archive Architecture System on which it intends to carry video content material (the "Vyvx Network");

        C. The parties desire to enter into a marketing alliance, the purpose of which is to expand the licensing of Burstware and connectivity to the Vyvx Network upon the terms and conditions set forth below.

        NOW, THEREFORE, in consideration of the mutual convenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1. Establishment of Marketing Alliance

                (a) General. IVT an Vyvx hereby agree to cooperate with each other in the marketing of licenses of Burstware and of connectivity to the Vyvx Network in the post-production, television, film and music industries for sale to those identified customers ("Target Accounts") within the territory (the "Territory") indicated in Exhibit A attached hereto (such Target Accounts, within such industries and the Territory, are hereinafter referred to as the "Field of Use"). The parties may, from time to time, during the term of this Agreement (the "Term") add to the Territory and list of Target Accounts as the parties may mutually agree.

                (b) Scope of the Alliance. IVT shall be authorized and responsible for the management of the cooperative marketing arrangement contemplated by this Agreement (the "Alliance"). In this regard, the parties mutually agree to work together to accomplish certain milestones as set forth on Exhibit B attached hereto (the "Milestones"). IVT shall be responsible for providing and managing the human resources necessary to accomplish the

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Milestones. Said human resources may include additional individuals to be provided by Vyvx as designated by Vyvx in its discretion, which individuals shall be solely under the control and management of Vyvx. Both parties acknowledge that there is no assurance that any of the Milestones will be accomplished and that the failure to accomplish any or all of the Milestones shall not constitute a default under this Agreement. Notwithstanding the foregoing, both parties will use commercially reasonable efforts to exploit Burstware products and applications and to promote connectivity to and transmission on the Vyvx Network within the field of use in order to accomplish the Milestones.

        (c) Independent Contractor. Each party's relationship with the other during the Term will be that of an independent contractor. Neither party will have, nor will represent that it has, any authority to bind the other party, to assume or create any obligation, express or implied, to enter into any agreements, or to make any warranties or representations, on behalf of the other party or in the other party's name other than as expressly authorized herein. Furthermore, each party shall be free to determine the prices for its respective products and services independently.

     2. Additional Obligations of Vyvx.

        (a) Payment. In consideration of IVT's agreement to manage and staff the Alliance, upon the execution and delivery of this Agreement, Vyvx shall provide IVT with a one-time non-refundable payment in the amount of Two Hundred Fifty Thousand Dollars ($250,000).

        (b) Marketing, Advertising and Technical Information. Vyvx will provide IVT with marketing and technical information concerning the Vyvx Network and IVT will provide Vyvx with marketing and technical information concerning Burstware. In addition, each party may provide the other upon mutual agreement with such other sales aids as may be reasonably necessary to accomplish the objective of the Alliance.

        (c) Cooperation. Vyvx shall cooperate with IVT's efforts in connection with the Alliance. Such cooperation shall include, without limitation, the timely response to all questions arising from IVT or potential customers relating to the Vyvx Network. Similarly, IVT shall cooperate with Vyvx's efforts in connection with the Alliance. Such cooperation shall include, without limitation, the timely response to all questions arising from Vyvx or potential customers relating to Burstware.

     3. No Commissions. Vyvx shall be entitled to retain all consideration received by it related to the sale of Vyvx Network-related services. IVT shall be entitled to retain all consideration received by it related to the sale or license of

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Burstware. Neither party shall be entitled to any commissions or other compensation hereunder in connection with revenues generated from the license or sale of the other party's products or services.

        4.      Records and Reports.

                (a) Reports. IVT shall provide Vyvx with periodic reports (which may be in written or oral form) which shall keep Vyvx informed as to the Alliance's activity and the status of the Alliance's progress.

                (b) Records. IVT will create an electronic database of information relating to IVT's performance of its obligations under this Agreement, and will permit on-line examination thereof by Vyvx personnel at all reasonable times during the Term and for two (2) years subsequent thereto.

        5. Indemnification; Limitation of Liability. Each party hereby indemnifies and holds the other party (the "Indemnified Party") harmless from any claims, losses, damages, costs and expenses (including reasonable attorneys fees) for personal injury, property damage or any other liability to the extent arising from (i) the negligence or willful misconduct of the party providing the indemnification (the "Indemnifying Party") or its employees or (ii) the infringement or misappropriation of any intellectual property rights of a third party by the Indemnifying Party.

        IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES ARISING OUT OF, PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT.

        6. Proprietary Rights. During the Term, each party is authorized by the other (the "Authorizing Party") to use the trademarks and logos used by Authorizing Party for its products and services in the course of the advertisement and promotion of such products and services hereunder; provided, however, that the Authorizing Party shall be provided with copies of any such uses in advance. Neither party shall obtain any ownership right in the other party's trademarks and logos by virtue of the foregoing authorization and, upon expiration or termination of this Agreement, each party will cease all display, advertising and use of the Authorizing Party's trademarks, logos and designations. The parties shall, in using such trademarks or logos, reproduce such trademarks and logos accurately and faithfully.

        7.      Duration and Termination of Agreement.

        (a) Term. This Term of this Agreement shall be from the Effective Date (as set forth in the first paragraph of this Agreement) until September 15, 1996, unless extended upon such terms and conditions (including, the payment of additional consideration to IVT) as may be agreed to in writing by the


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parties. Notwithstanding the provisions of this Agreement, the Term of this
Agreement may be terminated prior to September 15, 1996 as set forth below.

        (b) Termination for Cause. Either party may terminate this Agreement at any time prior to September 15, 1996 in the event that the other party fails to perform any material obligation or is in default with respect to any material term or condition undertaken under this Agreement and such failure or default continues unremedied for a period of fifteen days following written notice thereof.

        (c) Termination By Mutual Consent. This Agreement may be terminated at any time by the mutual written consent of the parties.

        (d) Automatic Termination. This Agreement terminates automatically, with no further act or action of either party, if a receiver is appointed for either party or its property, either party makes an assignment for the benefit of its creditors, any proceedings are commenced by, for or against either party under any bankruptcy, insolvency or debtor's relief law, either party is liquidated or dissolved or the assets of either party are nationalized.

        (e) Survival. The parties' respective rights and obligations under Sections 4, 5, 6, 8 and 9 shall survive expiration and/or termination of this Agreement.

   8. Public Pronouncements. The parties shall jointly develop a press release announcing the formation of the Alliance. Except as otherwise provided by law, all press releases and public pronouncements concerning the Alliance shall be subject to the review and approval of both parties.

   9.   General.

        (a) Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other, except that either party may assign this Agreement to its parents or wholly-owned subsidiaries of its parent.

        (b) Notices. All notices and demands hereunder shall be in writing and shall be served by personal service, by confirmed facsimile, by nationally-recognized overnight courier, or by certified or registered mail, return receipt requested, at the address of the receiving party set forth in this Agreement (or at such different address as may be designated by such party by written notice to the other party).

        (c) Governing Law and Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of

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the State of Delaware, (except that body of laws controlling conflicts of law).
The parties agree that any litigation regarding this Agreement shall be filed in and heard by the state or federal courts with jurisdiction to hear such disputes in San Francisco County, California or the State of Oklahoma, and the parties hereby submit to the personal jurisdiction of such courts.

        (d) Entire Agreement. This Agreement, together with any confidentiality agreements between the parties, constitutes the entire Agreement between the parties pertaining to the subject matter hereof, and supersedes in their entirety any and all written or oral agreements previously existing between the parties with respect to such subject matter.

        (m) Attorneys' Fees. In the event any litigation is brought by either party in connection with this Agreement, the prevailing party in such litigation shall be entitled to recover from the other party all the costs, attorneys' fees and other expenses incurred by such prevailing party in the litigation.

        (i) Severability. In the event any of the provisions of this Agreement shall be held by a court to be unenforceable, the other provisions of this Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

INSTANT VIDEO TECHNOLOGIES, INC.           VYVX, INC.
a Delaware corporation                     a Delaware corporation

By: /s/ GARY R. FAMILIAN                   By: /s/ WES NICHOLS
   -----------------------------              ----------------------------------

Name: Gary R. Familian                     Name: Wes Nichols
     ---------------------------                --------------------------------

Title: President/CEO                       Title: Director Advanced Technologies
      --------------------------                 -------------------------------

Notice Address:                            Notice Address:

500 Sansome Street, Suite 503              Tulsa Union Depot, 111 East 1st St.
San Francisco, CA 94111                    Tulsa, Oklahoma 74103
facsimile: 415-391-3392                    facsimile: 918-588-5761
Attention: Theresa A. Stacy                Attention: Wes Nichols

                                           with a copy to:

                                           Vyvx General Counsel
                                           4100 Bank of Oklahoma Tower
                                           1 Williams Center
                                           Tulsa, Oklahoma 74172
                                           facsimile: 918-588-3005

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                                   EXHIBIT A

Territory
---------

California

New York

United Kingdom

Such areas of Canada as shall be mutually agreed upon in writing by the parties

Target Accounts
---------------

Sohonet
525 Post Production
The Post Group
GTE Entertainment
Showtime Network
Todd-AO
Sony Music Studios (post-production facilities)
U2 1997 World Tour



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                                   EXHIBIT B

                                   Milestones

        1. Connectivity from the Mill (post-production facility and participant of Sohonet, located in London, England) to selected post-production facility(ies) located in Hollywood, California. Target Date: July 15, 1996

        2. Execution of two 10-User Burstware(TM) site licenses and corresponding connectivity to the Vyvx Network with 525 Post Production Company and the Post Group. Target Date: September 1, 1996

        3. Execution of a 10-User Burstware(TM) site license and corresponding connectivity to the Vyvx Network to at least one of the following: GTE Entertainment, Showtime Network, Todd-AO, Sony Music Studios (post-production facilities). Target Date: September 1, 1996


        4. Written agreement outlining definitive objectives regarding the goal of the Alliance with respect to the licensing of Burstware(TM) and corresponding connectivity to the Vyvx Network in conjunction with U2's 1997 World Tour. Target Date: September 15, 1996